SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Dobson Communications Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way
Oklahoma City, Oklahoma 73134

To the Stockholders of Dobson Communications Corporation:

      You are cordially invited to attend the Annual Meeting of Stockholders of Dobson Communications Corporation to be held on June 20, 2003, at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our stockholders as possible at the meeting.

      The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on our operations will be presented at the meeting, followed by a question-and-answer and discussion period.

      We know that most of our stockholders are unable to attend the Annual Meeting in person. We solicit proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

      Thank you for your continued interest in Dobson Communications Corporation.

Very truly yours,

-s- EVERETT R. DOBSON

EVERETT R. DOBSON
Chairman, President and
Chief Executive Officer

Enclosures

May 14, 2003

DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way
Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 20, 2003

To the Stockholders of

  Dobson Communications Corporation

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Dobson Communications Corporation will be held at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, on June 20, 2003, at 9:00 a.m., local time, for the following purposes:

1. To elect three directors of Dobson Communications Corporation;

2. To ratify and approve the selection of KPMG LLP as the Independent Auditors for Dobson Communications Corporation for 2003; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 28, 2003, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ STEPHEN T. DOBSON
STEPHEN T. DOBSON
Secretary

Oklahoma City, Oklahoma

May 14, 2003

EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF CLASS A COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

DOBSON COMMUNICATIONS CORPORATION

14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
June 20, 2003

       This Proxy Statement is furnished by Dobson Communications Corporation in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2003 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. Unless the context otherwise requires, all references to “we” and “us” refer to Dobson Communications Corporation and its subsidiaries.

Solicitation and Revocation of Proxies and Voting

      The execution and return of the enclosed proxy will not affect a stockholder’s right to attend the Annual Meeting of Stockholders and to vote in person. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke the proxy prior to its exercise by delivering written notice of revocation to our Corporate Secretary, at 14201 Wireless Way, Oklahoma City, Oklahoma 73134, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

      We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about May 14, 2003.

Quorum; Abstentions; Broker Non-Votes

      The presence, in person or by proxy, by the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all outstanding shares of common stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. If a quorum is present, the election of directors will require a plurality of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy.

      A stockholder may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.

      Votes withheld from a nominee for election as a director or votes on other matters that reflect abstentions or broker non-votes (i.e., shares as to which the record owner has not received instructions from the beneficial owner of the shares on a matter as to which, under the applicable rules of the NASDAQ Stock Market, the record owner does not have authority to vote without such instruction) will be treated as present at the Annual Meeting for the purpose of determining a quorum. Because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes cast. Because ratification of the selection of KPMG LLP requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against the approval of KPMG LLP as our Independent Auditors. Broker non-votes will not be counted in tabulating the votes cast.

      As a matter of policy, proxies and voting tabulations that identify individual stockholders are kept confidential. Such documents are made available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

      Only holders of outstanding shares of our Class A common stock and our Class B common stock of record at the close of business on April 28, 2003, are entitled to receive notice of and to vote at the Annual Meeting. On the record date, we had outstanding 35,427,391 shares of our Class A common stock and 54,727,360 shares of our Class B common stock. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on each matter to be voted upon at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

      Our Board of Directors currently consists of six persons. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for three classes of directors of as nearly equal size as possible. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

      Three individuals, each of whom is currently our director, have been nominated for election as directors at the Annual Meeting for three-year terms. Three directors will continue in office to serve pursuant to their prior elections. The Board of Directors proposes that Everett R. Dobson, Russell L. Dobson and Stephen T. Dobson be elected for three-year terms expiring in 2006.

      The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Everett R. Dobson, Russell L. Dobson and Stephen T. Dobson. Should any nominee named herein become unable for any reason to stand for election as one of our directors, the persons named in the proxy will vote for the election of such other person or persons as the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

      The names of the nominees and the directors whose terms of office will continue after the 2002 Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth below.

Standing for Election

Everett R. Dobson, age 43

      Everett R. Dobson has served as a director and officer since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of us and President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson currently serves on the Board of Directors and the Executive Committee of the Cellular Telecommunications Internet Association. He holds a B.A. in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee. Mr. Dobson was Chairman of the Board and Chief

Executive Officer of LCE Estate Corporation, formerly Logix Communications Enterprises, or Logix, until March 2002. Mr. Dobson again became Chairman of the Board of Logix on April 25, 2003.

     Russell L. Dobson, age 68

      Russell L. Dobson has served as a director since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Dobson Telephone Company in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father’s interest. He has been active in many industry-related groups, including the Oklahoma Telephone Association, Western Rural Telephone Company and Organization for the Protection and Advancement of Small Telephone Companies. Mr. Dobson is a director of Logix.

     Stephen T. Dobson, age 40

      Stephen T. Dobson has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He became President of Logix in January 1997 and Vice Chairman of Logix in 1999. Mr. Dobson is a member of the Western Rural Telephone Association, National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in Business Administration from the University of Central Oklahoma. Mr. Dobson became Vice Chairman of the Board and Chief Executive Officer of Logix on April 25, 2003.

Directors Continuing in Office

     (Term expiring in 2004)

     Fred J. Hall, age 51

      Fred J. Hall became a director in May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately-held company headquartered in Oklahoma City, Oklahoma. Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs from 1986 to 1998. Mr. Hall is serving on the Budget and Audit Committees of the Oklahoma Turnpike Authority, and served as Chairman of the Oklahoma Turnpike Authority from 1995 to 2002. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science in Business Administration from the University of Southern California in 1976.

     (Term expiring in 2005)

     Justin L. Jaschke, age 45

      Justin L. Jaschke has served as a director since 1996. Mr. Jaschke has been the Chief Executive Officer and a director of Verio Inc., an Internet services provider based in Englewood, Colorado, since its inception in March 1996. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm’s President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke served on the Board of Directors of Metricom, Inc., a wireless data communications provider until November 2001. Mr. Jaschke was a director of Logix from January 2000 until April 2003. Mr. Jaschke currently serves on the Board of Trustees of the University of Puget Sound and on the Board of Directors of Bluestar Communications, an application service provider. Mr. Jaschke has a B.S. in Mathematics from the University of Puget Sound and an M.S. in Management from the Massachusetts Institute of Technology Sloan School of Management.

     Albert H. Pharis, Jr., age 53

      Albert H. Pharis, Jr. has served as a director and a consultant since December 1998. Since February 2003, Mr. Pharis has been Chairman of the Board, Chief Executive Officer and a director of Ortheon Medical, a medical device company based in Orlando, Florida. Mr. Pharis became a director and the Chief Executive Officer of Logix in September 1999. He ceased to be the Chief Executive Officer in April 2001 and, in April 2003, he ceased to be a director of Logix. Logix was our subsidiary prior to January 2000. Mr. Pharis served as President, Chief Executive Officer and Director of Sygnet Wireless, Inc. and Sygnet Communications Company, Inc. from 1985 to December 1998. He has been active as a board member of the Cellular Telecommunications Internet Association since 1985 and as a member of its Executive Committee since 1989. He has also been Chairman of its Small Operators Caucus.

Board Meetings and Committees

      The Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board is not involved in our day-to-day operations. The Board is kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings.

      Meetings. The Board of Directors held six meetings during 2002. Each director attended all meetings of the Board. The Board has established an Audit Committee and a Compensation Committee. In accordance with our Amended and Restated By-laws, the Board of Directors annually elects from its members the members of each Committee.

      Audit Committee. Members: Fred J. Hall, Justin L. Jaschke and Albert H. Pharis, Jr.

      The Audit Committee is composed of non-employee directors. The Audit Committee annually considers the qualifications of our independent auditor and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and results of audits for us and our subsidiaries. The Audit Committee reviews and approves the independence of the independent auditor, and considers and authorizes the fees for both audit and nonaudit services of the independent auditor. See the “Audit Committee Report” included elsewhere herein. During 2002, the Audit Committee met six times.

      Compensation Committee. Members: Russell L. Dobson, Justin L. Jaschke and Albert H. Pharis, Jr.

      The members of the Compensation Committee are non-employee directors, but are eligible to participate in any of the plans or programs that the Compensation Committee administers. The Compensation Committee approves the standards for setting salary ranges for our executive officers, reviews and approves the salary budgets for all other of our officers, and specifically reviews and approves the compensation of our senior executives. The Compensation Committee reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. The Compensation Committee also administers our stock option plans and approves stock option grants for our executive officers. See the “Compensation Committee Report on Executive Compensation” included elsewhere herein. During 2002, the Compensation Committee met once.

Director Compensation

      Each of our directors, other than Everett R. Dobson, receives an annual directors’ fee of $10,000 and an annual fee of $5,000 for service on each of the Audit Committee or the Compensation Committee on which the director serves. We also reimburse all of our directors for out-of-pocket expenses incurred in attending board and committee meetings.

      In October 1996, in connection with his election as a director, we granted Justin L. Jaschke an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $0.77 per share. In addition, in April 2002, we granted Mr. Jaschke an option to acquire an additional 50,000 shares of our Class A common stock, at an exercise price of $2.09 per share. The options granted to Mr. Jaschke in 1996 are 100% vested, while the options granted in 2002 vest at a rate of 25% a year through April 2006. In December 1998, in connection with his election as a director, we granted Albert H. Pharis, Jr. an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $5.18 per share. In addition, in April 2002, we granted Mr. Pharis an option to acquire an additional 50,000 shares of our Class A common stock, at an exercise price of $2.09 per share. The options granted to Mr. Pharis in 1998 are 80% vested and will be fully vested in December 2003, while the options granted in 2002 vest at a rate of 25% a year through April 2006. In May 2000, we granted Fred J. Hall options to purchase 50,000 shares of our Class A common stock at an exercise price of $23.00 per share. In addition, in April 2002, we granted Mr. Hall an option to acquire an additional 50,000 shares of our Class A common stock, at an exercise price of $2.09 per share. The options granted to Mr. Hall during 2000 are 40% vested and will continue to vest ratably until May 2005, while the options granted in 2002 vest at a rate of 25% a year through April 2006. In April 2002, we granted each of Stephen T. Dobson and Russell L. Dobson options to acquire 50,000 shares of our Class A common stock, at an exercise price of $2.299 and $2.09 per share, respectively, and we granted Everett R. Dobson options to acquire 1,000,000 shares of our Class A common stock, at an exercise price of $2.299 per share. All three grants vest at a rate of 25% a year through April 2006. All options would become fully vested upon a change of control of our company.

Compensation Committee Interlocks and Insider Participation

      At December 31, 2002, our Compensation Committee consisted of Russell L. Dobson, Justin L. Jaschke and Albert H. Pharis, Jr. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries at any time during 2002. Russell Dobson, who became our consultant in December 2001, served as our Chairman of the Board and Chief Executive Officer from 1990 to 1996, and is the father of Everett R. Dobson, our Chairman of the Board and Chief Executive Officer, and Stephen T. Dobson, our corporate Secretary and a director. Mr. Pharis served as Chief Executive Officer of our former subsidiary, Logix, from September 1999 until April 2001.

      Everett R. Dobson and Bruce R. Knooihuizen are also directors of American Cellular Corporation. American Cellular is a wholly-owned subsidiary of our equally-owned joint venture with AT&T Wireless Services, Inc. In addition, Messrs. Dobson and Knooihuizen are directors or managers of American Cellular’s parent company, American Cellular’s subsidiaries and other entities wholly-owned by American Cellular. Messrs. Dobson and Knooihuizen receive no direct compensation from these companies.

      The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of Messrs. Everett R. Dobson, Russell L. Dobson and Stephen T. Dobson as directors.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding Change of Independent Auditors

      On June 21, 2002, our Board of Directors, upon the recommendation of its Audit Committee, dismissed Arthur Andersen LLP as our independent public accountants and engaged KPMG LLP to serve as our independent public accountants for the fiscal year ended December 31, 2002.

      Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for our fiscal years ended December 31, 2001 and 2000, and through June 21, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with Arthur Andersen’s report on our consolidated financial statements for such years and interim period; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. We provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on June 24, 2002 is a copy of Arthur Andersen’s letter, dated June 24, 2002, stating its agreement with such statements.

      During the fiscal years ended December 31, 2001 and 2000, and through June 21, 2002, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

      Audit fees billed to us during the fiscal years ended December 31, 2001 and December 31, 2002 for audit or review of our annual financial statements and those financial statements included in our quarterly reports on Form 10-Q, totaled $447,000 for 2001, all of which was billed by Arthur Andersen, and $510,000 for 2002, of which $30,000 was billed by Arthur Andersen and $480,000 was billed by KPMG. All audit services performed for us in 2001 and 2002 by Arthur Andersen and KPMG were approved in advance by the Audit Committee pursuant to its pre-approval policies and procedures set forth in its original Audit Committee Charter.

Audit-Related Fees

      Audit-related fees billed to us during our fiscal years ended December 31, 2001 and December 31, 2002 for assurance and related services reasonably related to the audit or review of our financial statements, but not otherwise disclosed under the heading “Audit Fees” above, totaled $204,100 for 2001, all of which was billed by Arthur Andersen, and $82,250 for 2002, of which $59,750 was billed by Arthur Andersen and $22,500 was billed by KPMG. All audit-related services performed for us in 2001 and 2002 by Arthur Andersen and KPMG were approved in advance by the Audit Committee pursuant to its pre-approval policies and procedures set forth in its original Audit Committee Charter.

Tax Fees

      Tax fees billed to us during our fiscal years ended December 31, 2001 and December 31, 2002 for tax compliance, tax advice or tax planning totaled $381,500 for 2001, all of which was billed by Arthur Andersen, and $376,025 for 2002, of which $135,500 was billed by Arthur Andersen and $240,525 was billed by Ernst & Young. The Audit Committee did not pre-approve the provision of tax services in 2001 or 2002.

All Other Fees

      Fees billed to us during our fiscal years ended December 31, 2001 and December 31, 2002 for all other non-audit services totaled $83,000 for 2001, and $7,075 for 2002, all of which was billed by Arthur Andersen. The Audit Committee did not pre-approve the provision of all other non-audit services in 2001 or 2002.

      The Audit Committee currently approves in advance all audit and non-audit services to be performed for the Company by its independent accountants.

      The Audit Committee has determined that all non-audit services rendered by Arthur Andersen and KPMG were and presently are compatible with maintaining the auditor’s independence.

PROPOSAL II

APPOINTMENT OF INDEPENDENT AUDITORS

      KPMG LLP have been recommended by the Audit Committee of our Board of Directors for reappointment as our independent auditors. KPMG LLP were our independent auditors for the year ended December 31, 2002. The firm is a member of the SEC Practice Section of the American Institute of Certified

Public Accountants. Subject to your approval, our Board of Directors has appointed KPMG LLP as our independent auditors for the year 2003.

      KPMG representatives are expected to attend the 2003 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

      The Board of Directors unanimously recommends a vote “FOR” the appointment of the firm of KPMG LLP as our independent auditors for the year 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

      Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of April 28, 2003.

Name	Age	Position

Everett R. Dobson(1)(2)	43	Chairman of the Board, President and Chief Executive Officer
Douglas B. Stephens	43	Vice President and Chief Operating Officer
Bruce R. Knooihuizen	47	Executive Vice President and Chief Financial Officer
R. Thomas Morgan	47	Vice President and Chief Information Officer
Timothy J. Duffy	43	Senior Vice President and Chief Technical Officer
Richard D. Sewell, Jr.	46	Treasurer
Stephen T. Dobson(1)(2)	40	Secretary

(1)	Russell L. Dobson, a director, is the father of Everett R. Dobson and Stephen T. Dobson.

(2)	Biographies are set forth above.

      We were incorporated in February 1997. Unless otherwise indicated, information below with respect to positions held by our executive officers refers to their positions with our predecessors and, since February 1997, also with us.

      Douglas B. Stephens has served as Regional Vice President for our Central Region since April 1997. In this capacity, Mr. Stephens’ responsibilities included all sales and operations for the wireless properties throughout Texas, Oklahoma, Kansas and Missouri. In August 2002, Mr. Stephens became our Vice President and Chief Operating Officer. Mr. Stephens has 19 years wireless experience. From March 1990 until March 1997, he was employed by United States Cellular, serving as National Accounts Manager and then as General Manager, responsible for its Indiana, Kentucky and Ohio cluster. Prior to that, Mr. Stephens was Director of Sales and Marketing for Cellular Communications Inc. out of Cleveland, Ohio. Mr. Stephens received a Bachelor of Science in Business Management from the University of Nebraska at Lincoln.

      Bruce R. Knooihuizen is our Executive Vice President and Chief Financial Officer. Mr. Knooihuizen joined us in July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in Finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

      R. Thomas Morgan has served as our Vice President and Chief Information Officer since December 1997. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Systems Department of American Electric Power

from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1978 to 1981. Mr. Morgan holds a B.S. in Systems Analysis from Miami University in Oxford, Ohio.

      Timothy J. Duffy has served as our Senior Vice President and Chief Technical Officer since December 1998. In this capacity, he managed our cellular network facilities as well as engineering, design and build out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983 he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982 he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a degree in Electrical Engineering from Pennsylvania State University.

      Richard D. Sewell, Jr. has served as Treasurer since September 1998. Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President — Finance from 1997 to 1998, as Vice President — Treasurer from 1995 to 1997 and as Vice President — Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a B.S. in Accounting from the University of Missouri-Kansas City.

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning compensation of our Chief Executive Officer and each of our other most highly-compensated executive officers for the three fiscal years ended December 31, 2002.

Summary Compensation Table

						Securities
				Other Annual		Underlying	All Other
		Salary	Bonus(1)	Compensation		Option Awards	Compensation
Name and Principal Position	Year	($)	($)	($)(2)		(# of Shares)(3)	($)(4)

Everett R. Dobson	2002	$595,833	$600,000	$50,000	(5)	1,000,000	$8,000
Chairman of the Board, President	2001	500,000	600,000	126,600	(5)	—	5,835
Chief Executive Officer and Director	2000	500,000	600,000	108,200	(5)	—	6,800
Douglas B. Stephens	2002	197,917	190,763	—		175,000	6,120
Vice President and Chief	2001	150,000	47,150	—		—	6,800
Operating Officer	2000	126,250	47,150	—		15,000	6,530
Bruce R. Knooihuizen	2002	383,632	200,000	—		500,000	8,000
Executive Vice President and Chief	2001	316,667	200,000	—		—	6,800
Financial Officer	2000	241,667	200,000	—		100,000	6,800
Timothy J. Duffy	2002	268,158	73,347	—		175,000	8,000
Senior Vice President and Chief	2001	251,833	46,850	—		—	6,025
Technical Officer	2000	172,700	33,100	122,000	(6)	75,000	6,800
R. Thomas Morgan	2002	227,083	112,500	—		75,000	8,000
Vice President and Chief	2001	200,000	175,000	—		—	5,440
Information Officer	2000	173,900	96,250	—		75,000	5,300

(1)	The bonuses for 2002 represent the bonuses paid or to be paid in 2003 with respect to services performed in 2002. The bonuses for 2001 and 2000 represent the bonuses paid with respect to services performed in 2001 and 2000, respectively.

(2)	Represents the value of perquisites and other personal benefits. Does not include perquisites and other personal benefits that, in the aggregate, are not more than the lesser of $50,000 or 10% of total annual salary and bonus.

(3)	Represents the number of shares of Class A common stock.

(4)	Includes the matching contributions made by us to the account of the executive officer under our 401(k) Profit Sharing Plan.

(5)	Includes $39,800, $115,600 and $93,200 for personal use of our aircraft and $10,200, $11,000, and $15,000 for a company-provided vehicle and wireless phone in 2002, 2001 and 2000, respectively.

(6)	Represents a relocation bonus.

Stock Option Grants in Last Fiscal Year

      The following table lists those persons in the previous table who were granted options in 2002 to purchase shares of our Class A common stock:

Option Grants in 2002

					Potential Realizable Value at
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term(1)
	Options	Employees	Price	Expiration
	Granted	in 2002	($/share)	Date	5%	10%

Everett R. Dobson	1,000,000	18.7%	$2.299	04/25/2112	$1,445,829	$3,664,014
Bruce R. Knooihuizen	500,000	9.3%	2.09	04/25/2112	657,195	1,665,461
Douglas B. Stephens	175,000	3.3%	2.09	04/25/2112	230,018	582,911
Timothy J. Duffy	175,000	3.3%	2.09	04/25/2112	230,018	582,911
R. Thomas Morgan	75,000	1.4%	2.09	04/25/2112	98,579	249,819

(1)	The assumed annual rates of stock price appreciation of 5% and 10% correspond to the option exercise price and are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

Option Exercises and Fiscal Year-End Values

      The following table provides certain information on stock option exercises of our common stock, in 2002, by the named executive officers and the value of such officers’ unexercised options at December 31, 2002.

Aggregated Option Exercises of Our Class A Common Stock in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-The-Money Options at
	Shares		Year-End(1)		Fiscal Year-End(2)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Everett R. Dobson	—	—	—	1,000,000	$—	$—
Bruce R. Knooihuizen	—	—	285,995	585,679	205,049	60,000
Douglas B. Stephens	—	—	10,092	214,994	—	21,000
Timothy J. Duffy	—	—	56,902	246,924	—	21,000
R. Thomas Morgan	—	—	60,994	120,000	32,288	9,000

(1)	Assumes the conversion of each share of Class C common stock and Class D common stock issuable upon exercise of options into 111.44 shares of Class A common stock.

(2)	Based on the last bid price of our Class A common stock for December 31, 2002 ($2.21 per share), less the exercise price.

Employment Agreements

      In February 2003, we entered into a multi-year retention agreement with Douglas B. Stephens, our Chief Operating Officer, pursuant to which we agreed to pay Mr. Stephens a retention bonus of $130,000 subject to his continued employment and, upon termination of his employment with us, certain confidentiality and non-solicitation covenants.

      We do not have formal employment agreements with any of our employees. In connection with the employment of Bruce R. Knooihuizen in 1996, we agreed to provide him compensation in the form of salary, bonus, stock options and other benefits. The terms of Mr. Knooihuizen’s employment provide for an initial annual salary of $150,000, an annual bonus ranging from 30% to 50% of his annual salary, and a 10-year option to purchase 8,688 shares of our Class D common stock, which, when issued, is convertible into 968,215 shares of our Class A common stock, vesting at the rate of 20% per year. Each share of our Class D common stock is convertible into 111.44 shares of our Class A common stock. We also have agreed to a severance payment equal to one year’s salary in the event of termination of employment of Mr. Knooihuizen without cause. The options to purchase shares of our common stock held by Mr. Knooihuizen become fully vested upon a change of control.

      Prior to August 15, 1998, Russell L. Dobson was one of our corporate officers. Effective August 15, 1998, we entered into a consulting agreement with Mr. Dobson. Under the terms of the consulting agreement, Mr. Dobson has been retained by us and by our former subsidiary, Logix, through August 31, 2008. In exchange for Mr. Dobson’s services, he receives monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson’s responsibilities include, but are not necessarily limited to, representing us and Logix at various functions, including trade shows and seminars, assisting with regulatory matters, including appearances where required before regulatory bodies, and analyzing technical and financial data to assist executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us during the term of his consulting agreement. Mr. Dobson’s consulting fees through November 30, 2001 were paid by Logix. We began paying this consulting fee in December 2001.

      Effective December 23, 1998, immediately following our acquisition of Sygnet, Albert H. Pharis, Jr., formerly the chief executive officer of Sygnet Wireless, became a consultant to us to assist us on an as-needed basis for a term of five years. Mr. Pharis advises and consults with us regarding operational matters affecting our business, such as industry trends, technological developments, the competitive environment, and the integration of Sygnet and other acquisitions. Mr. Pharis received a fee of $40,000 for the first 90 days of such consulting period and an annual fee of $60,000 which will end in December 2003. At the same time, Mr. Pharis, who serves on our Board of Directors, received options to purchase 959 shares of our Class D common stock, which is convertible into 106,952 shares of our Class A common stock, at an exercise price of approximately $5.18 per equivalent share of Class A common stock. Mr. Pharis’s options vest ratably over a five-year period and fully vest upon a change of control. Mr. Pharis did not exercise any options in 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is composed of Russell Dobson, Justin L. Jaschke and Albert H. Pharis, Jr., each of whom is one of our non-management directors. The Compensation Committee designs and administers the compensation programs for our executive officers and other key employees and makes grants under our stock option plans. The Compensation Committee, with the aid of internal staff, reviews and evaluates our compensation programs to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.

      Compensation Philosophy. Our compensation program for our executive officers is designed to preserve and enhance stockholder value by heavily emphasizing performance-based compensation. The program is directed towards motivating executives to achieve our business objectives, to reward them for their achievement and to attract and retain executive officers who contribute to our long-term success. Competition is intense for senior executives within the telecommunications industry, with established companies and start-

ups aggressively recruiting management talent. A key design criterion for our compensation programs is therefore the retention of senior management and other key employees.

      Compensation Components. Our executive compensation program has two primary components: base salary and annual cash incentive bonuses. Each is discussed below.

      Base Salary. The level of base salary paid to our executive officers is determined on the basis of the importance of the position and on market data. In 2002, we increased the base salaries of all of our named executive officers.

      Annual Cash Incentive Bonuses. For 2002, we employed a cash incentive compensation program under which bonus amounts are based on a number of performance factors that we considered relevant, including the following:

•	Improvements in our overall operational and financial results for 2002;

•	The improved profitability of our local service operations;

•	Reducing our financial commitments to improve and strengthen our balance sheet;

•	Successfully negotiating with AT&T Wireless for the exchange of our California licensed areas for AT&T Wireless’ Alaska licensed areas and 200,000 shares of our Series AA Preferred Stock;

•	Our improved average rate per minutes of use and gains in market penetration in our market areas;

•	The successful reinstatement of our Class A common stock for quotation on the NASDAQ Small Cap Market;

•	The continuing improvement and expansion of our network facilities;

•	Obtaining new, long-term roaming agreements for our TDMA and GSM technology; and

•	Implementing new organizational and corporate governance standards to comply with the requirements of Sarbanes-Oxley.

      Compensation of the Chief Executive Officer. As described above, we determine compensation for all executives, including Everett R. Dobson, our Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation. Mr. Dobson’s base salary was $595,833 for fiscal 2002, which we believe is not inconsistent with the base salaries of chief executive officers of peer companies. Mr. Dobson’s annual cash bonus of $600,000 was based on our evaluation of his contribution to the performance factors described above.

Other Matters

      Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1.0 million per person limitation on the tax deduction we may take for compensation paid to our Chief Executive Officer and our four other highest paid executive officers, except compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1.0 million limit. In other respects, the Compensation Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of our compensation program. In doing so, the Compensation Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. For the compensation year ended December 31, 2002, these procedures were adhered to. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

THE COMPENSATION COMMITTEE

Russell L. Dobson
Justin L. Jaschke
Albert H. Pharis, Jr.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is comprised of three of our non-employee directors, and is governed by a written charter adopted and approved by the Board of Directors in March 2000 and revised in November 2002. A copy of our revised Audit Committee Charter is attached as Appendix A. Two members of the Audit Committee, Messrs. Hall and Jaschke, are “independent” under the NASDAQ listing standards. In July 2001, one of our independent directors, who also had been a member of our Audit Committee, resigned both positions. Our Board of Directors appointed an existing director, Albert H. Pharis, Jr., to the Audit Committee to fill the vacancy created by such resignation. In connection with our December 1998 acquisition of Sygnet, we agreed to pay Mr. Pharis, who had been the chief executive officer of Sygnet, an annual consulting fee of $60,000 for the five year period ending in December 2003. Mr. Pharis also served as a director and chief executive officer of our affiliate, Logix, from September 1999 until April 2001. Under the NASDAQ’s rules, Mr. Pharis does not qualify as an independent director for purposes of serving on our audit committee. However, under NASDAQ Rule 4350(5)(2)(B), a director who is not independent but who is not one of our current employees may be appointed to our Audit Committee if our Board of Directors, under exceptional and limited circumstances, determines that membership on our Audit Committee by that person is required for our best interests and those of our shareholders. In September 2001, our Board of Directors determined none of our directors who were not already serving on our Audit Committee would be considered “independent” under the NASDAQ rules, and that because Mr. Pharis was neither our employee nor an employee of any of our affiliates, and because of Mr. Pharis’ extensive knowledge of and experience in the wireless communications industry, including his prior experience as the chief executive officer of Sygnet, a wireless communications provider, Mr. Pharis was determined to be the most appropriate member of our Board of Directors to fill the vacancy that then existed on our Audit Committee. Accordingly, Mr. Pharis was appointed and now serves on our Audit Committee. In addition, our Board of Directors has determined that Fred J. Hall, as defined by SEC rules, is both independent and an audit committee financial expert.

      The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as our independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and our independent accountants regarding the following:

•	The plan for, and the independent accountants’ report on, each audit of our financial statements;

•	Our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of our internal accounting controls, and accounting, financial and auditing personnel;

•	Changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules; and

•	The establishment and maintenance of an environment at the company that promotes ethical behavior.

      In November 2002, the Audit Committee revised its written charter, which was then approved by our Board of Directors. The Audit Committee Charter, as revised, provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by our independent auditors. The Audit Committee reviewed the Audit Committee Charter, as revised, and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the revised Audit Committee Charter.

      The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Audit Committee took a number of steps in making this recommendation for 2002. First, the Audit Committee discussed with KPMG LLP, our independent auditors for 2002, those matters KPMG communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed KPMG’s independence with KPMG and received a letter from KPMG regarding independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of KPMG’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that KPMG’s provision of non-audit services to us is compatible with KPMG’s independence. Finally, the Audit Committee reviewed and discussed, with our management and with KPMG, our audited consolidated balance sheets at December 31, 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2002. Based on the discussions with KPMG concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that our Annual Report on Form 10-K include these financial statements.

AUDIT COMMITTEE

Fred J. Hall
Justin L. Jaschke
Albert H. Pharis, Jr.

April 28, 2003

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      The following graph compares the cumulative total shareholder return on our common stock for the period beginning February 4, 2000, the date our Class A common stock was first traded on The Nasdaq National Market, through December 31, 2002, with the cumulative total returns of the NASDAQ Composite Index, and a peer group consisting of five publicly traded cellular companies. The peer group consists of Centennial Cellular Corp., Price Communications Corporation, United States Cellular Corporation, Western Wireless Corporation and Rural Cellular Corporation. The comparison assumes $100 was invested in our Class A common stock and in each index at the beginning of the comparison period and reinvestment of dividends.

CUMULATIVE TOTAL RETURN

	12/31/00	12/31/01	12/31/02

Dobson closing prices	$14.63	$8.54	$2.21
Dobson index	$63.20	$36.90	$9.60
Peer group(1)	$72.10	$57.10	$24.80
Nasdaq composite	$58.20	$46.00	$31.50

(1)	The peer group index was prepared by us and includes the same companies as our 2001 peer group index.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides information concerning beneficial ownership of each class of our common stock as of April 28, 2003, held by:

•	Each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock;

•	Each of our directors;

•	Our chief executive officer and each of our four other most highly compensated executive officers; and

•	All directors, director nominees and executive officers as a group.

      The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after April 28, 2003. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

	Class A Common
	Stock(1)			Class B Common Stock

	Number			Number
	of Shares			of Shares		Percent of Total	Percent
Name and Address of	Beneficially		Percent of	Beneficially	Percent of	Economic	of Total
Beneficial Owner	Owned		Class	Owned	Class	Interest	Voting Power(2)

Everett R. Dobson(3)	2,534,184		5.9%	51,367,356	93.9%	55.0%	87.4%
14201 Wireless Way Oklahoma City, OK 73134
Russell L. Dobson	12,500	(4)	*	351,481	*	*	*
14201 Wireless Way Oklahoma City, OK 73134
Stephen T. Dobson(5)	2,211,684		5.1%	51,367,356	93.9%	54.6%	87.4%
14201 Wireless Way Oklahoma City, OK 73134
Bruce R. Knooihuizen	2,107,544	(6)	4.9%	—	—	2.1%	*
14201 Wireless Way Oklahoma City, OK 73134
Douglas B. Stephens	327,605	(7)	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Timothy J. Duffy	156,082	(8)	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
R. Thomas Morgan	342,698	(9)	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Richard D. Sewell	198,381	(10)	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Fred J. Hall	55,000	(11)	*	—	—	*	*
123 South Hudson Oklahoma City, OK 73102
Justin L. Jaschke	183,641	(12)	*	—	—	*	*
5616 South Ivy Court Greenwood Village, CO 80111
Albert H. Pharis, Jr.	119,458	(13)	*	—	—	*	*
7024 A1A South St. Augustine, FL 32080
John W. Childs(14)	6,392,751		14.8%	—	—	6.5%	1.1%
111 Huntington Ave., Ste. 2900 Boston, MA 02199-7610 c/o J.W. Childs Equity Partners II, L.P.
J.W. Childs Equity Partners II, L.P.(14)(15)	5,883,484		13.6%	—	—	6.0%	*
111 Huntington Ave., Ste. 2900 Boston, MA 02199-7610
AT&T Wireless Services, Inc.(16)	9,389,546		21.7%	3,008,523	5.5%	12.6%	6.7%
16331 NE 72nd Way Redmond, WA 98052
All directors, nominees and executive officers as a group (11 persons)	6,049,593	(17)	14.0%	51,718,837	94.5%	58.9%	88.6%

*	less than 1%.

(1)	The number of shares of Class A common stock includes shares of Class A common stock issuable upon the assumed conversion of shares of Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after the record date. Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of Class A common stock and the Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes 2,199,184 shares of Class A common stock and 51,367,356 shares of Class B common stock held by Dobson CC Limited Partnership. As the president, one of two directors and sole shareholder of RLD, Inc., the general partner of that partnership, Everett R. Dobson has voting and investment power with respect to such shares. Includes options to purchase an aggregate of 250,000 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(4)	Represents options to purchase an aggregate of 12,500 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(5)	Includes 2,199,184 shares of Class A common stock and 51,367,356 shares of Class B common stock held by Dobson CC Limited Partnership. As one of two directors of RLD, Inc., the general partner of that partnership, Stephen T. Dobson shares voting and investment power with respect to such shares. Includes options to purchase an aggregate of 12,500 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(6)	Includes shares of Class C common stock and Class D common stock issued and issuable upon the exercise of stock options issued pursuant to our stock option plans, and the assumed conversion of each share of Class C common stock and Class D common stock into 111.44 shares of Class A common stock. Includes 1,282,608 shares of Class A common stock issuable upon the exercise of options, which options may be exercised within 60 days of the record date.

(7)	Includes options to purchase an aggregate of 207,721 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(8)	Includes options to purchase an aggregate of 142,598 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(9)	Includes options to purchase an aggregate of 218,721 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(10)	Includes options to purchase an aggregate of 129,106 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(11)	Includes options to purchase an aggregate of 42,500 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(12)	Includes options to purchase an aggregate of 119,452 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(13)	Includes options to purchase an aggregate of 98,062 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(14)	Includes 5,883,484 shares of our Class A common stock owned by J.W. Childs Equity Partners II, L.P. and 509,267 shares of our Class A common stock held by JWC-DCEL Co-Investor LLC.

(15)	Includes 509,267 shares of our Class A common stock owned by JWC-DCEL Co-Investor LLC. The remaining shares are owned by J.W. Childs Equity Partners II, L.P. J.W. Childs Equity Partners II, L.P. currently holds 5,883,484 shares of our Class A common stock (the “Equity Partners II Shares”). J.W. Childs Advisors II, L.P. is the general partner of J.W. Childs Equity Partners II, L.P. and, as such, has the power to direct the voting and disposition of shares of our Class A common stock owned by J.W. Childs Equity Partners II, L.P. J.W. Childs Associates, L.P. is the general partner of J.W. Childs Advisors II, L.P. and, as such, has the power to direct the voting and disposition of shares of our Class A common stock owned by or deemed to be beneficially owned by J.W. Childs Advisors II, L.P., J.W. Childs Associates Inc. is the general manager of J.W. Childs Associates, L.P. and, as such, has the power to direct the voting and disposition of shares of our Class A common stock owned by or deemed to be beneficially owned by J.W. Childs Associates, L.P. In addition, J.W. Childs Associates, Inc. is the Manager of JWC-DCEL Co-Invest LLC and, as such, has the power to direct the voting and disposition of shares of our Class A common stock owned or deemed to be beneficially owned by JWC-DCEL Co-Invest LLC. Therefore, J.W. Childs Advisors II, L.P., J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc. may be deemed to beneficially own the Equity Partners II Shares and the JWC-DCEL Co-Invest LLC Shares. Furthermore, John W. Childs is the sole director and stockholder of J.W. Childs Associates, Inc. and, as such, has the power to direct the voting and disposition of shares or our Class B common stock deemed to be beneficially owned by J.W. Childs Associates, Inc. John W. Childs disclaims beneficial ownership of such shares.

(16)	Includes 7,889,546 shares of our Class A common stock issuable upon conversion of 200,000 shares of our Series A convertible preferred stock which may be issued in exchange for 200,000 shares of our Series AA Preferred Stock held by AT&T Wireless. Currently, AT&T Wireless owns 200,000 shares of our Series AA preferred stock. Each share of our Series AA preferred stock will become immediately exchangeable for one share of our Series A convertible preferred stock upon approval by the Federal Communications Commission of a pending application of AT&T Wireless. When issued, each share of our Series A convertible preferred stock will be immediately convertible into 39.4 shares of our Class A common stock. If all 200,000 shares of our Series AA preferred stock were exchanged for 200,000 shares of Series A convertible preferred stock, and the 200,000 shares of Series A convertible preferred stock were then fully converted, we would issue an aggregate of 7,889,546 shares of our Class A common stock. We have entered into an agreement with AT&T Wireless which, if consummated, would result in the assignment of the 200,000 shares of our Series AA Preferred Stock from AT&T Wireless to us.

(17)	Includes options to purchase an aggregate of 2,515,768 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have a policy requiring that any material transaction that we enter into with our officers, directors or principal stockholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms’ length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit the ability of us and of our subsidiaries to enter into transactions with our affiliates.

      Dobson CC Limited Partnership owns a 90% interest in a limited liability company that owns a multi-building office complex in Oklahoma City. We began occupying a portion of this complex as our corporate headquarters effective May 1, 2001. Our lease, which covers approximately 144,400 square feet of rentable space, is a 15-year, triple-net lease with an annual rental of $3.0 million. We use approximately 28,000 square feet of our leased space for one of our regional call centers and we sublease another approximately 15,900 square feet to four tenants, one of which is an affiliate of Dobson CC Limited Partnership.

      Our former subsidiary, Logix, provides various telecommunication services to us on a fee basis. Logix’s charges to us are comparable to charges for similar services provided by Logix to unrelated third parties. Dobson CC Limited Partnership is a principal shareholder of Logix. All of our directors, other than Mr. Hall, were also directors of Logix. Everett R. Dobson was Chairman of the Board of Directors and Stephen T. Dobson was Vice Chairman of the Board of Directors of Logix until they resigned in March 2002. Albert H. Pharis, Jr. was the chief executive officer of Logix from September 1999 to April 2001. Effective April 25, 2003, Everett R. Dobson became Chairman of the Board and a director, Stephen T. Dobson became Vice-chairman of the Board, a director and Chief Executive Officer, and Russell T. Dobson continues to be a director of Logix. On that date, Messrs. Jaschke and Pharis ceased to be directors of Logix. On February 28, 2002, Logix, and its subsidiary, Logix Communications Corporation, filed a voluntary petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code. On April 25, 2003, the Chapter 11 plan of reorganization for Logix became effective.

      On February 8, 2001, we issued 200,000 shares of our Series AA Preferred Stock, par value $1.00 per share (“Series AA Preferred Stock”) to AT&T Wireless Services, Inc. for aggregate cash proceeds of $200 million dollars. The shares of Series AA Preferred Stock were issued pursuant to a certain Stock Purchase Agreement dated as of November 6, 2000, as amended on February 8, 2001. Each share of Series AA Preferred Stock is entitled to cumulative annual dividends of 5.96% on the liquidation preference of $1,000 per share, subject to certain adjustments. Effective December 24, 2002, we entered into a definitive Exchange Agreement with AT&T Wireless Services, Inc. to exchange certain wireless properties and other assets. The Exchange Agreement provides that we will transfer to AT&T Wireless the FCC cellular licenses and related assets in the Santa Cruz, California Metropolitan Service Area, or MSA (population approximately 255,600), and the California 4 Rural Service Area, or RSA (population approximately 386,900), and that AT&T Wireless will transfer to us the FCC cellular licenses and certain related assets in the Anchorage, Alaska MSA (population approximately 252,100) and Alaska RSA 2 (population approximately 168,300) markets. In addition, AT&T Wireless will transfer to us 200,000 shares (which are all of the outstanding shares) of our Series AA Preferred Stock that has a liquidation preference of $200.0 million, plus accrued but unpaid dividends.

      We determined the relative value of the cellular licenses and other assets to be transferred to AT&T Wireless and those to be received from AT&T Wireless based on our knowledge of the values of cellular licenses and related assets gained through our experience in the cellular industry. In addition, we obtained a financial analysis from an investment banking firm retained by with respect to the relative values of the cellular licenses and related and other assets to be exchanged under the Exchange Agreement. Consummation of the transaction is subject to certain closing conditions, including approval by the Federal Communications Commission.

      From time to time before 2002, we made advances to Dobson CC Limited Partnership, Everett R. Dobson and Dobson Ranch, LLC, an affiliate of Everett Dobson. At December 31, 2001, the outstanding balance due us from Dobson CC Limited Partnership was $93,088, from Everett R. Dobson was $324,989 and from Dobson Ranch LLC was $318,806. Prior to July 30, 2002, we made advances to Dobson CC Limited Partnership in the aggregate amount of $68,789; to Everett Dobson in the aggregate amount of $8,700, and to Dobson Ranch, LLC in the aggregate amount of $61,659. At December 31, 2002, the outstanding balance due us from Dobson CC Limited Partnership was $161,877; from Everett R. Dobson was $333,689; and from Dobson Ranch, LLC was $380,465. No advances to Everett R. Dobson, Dobson CC Limited Partnership or Dobson Ranch LLC were made after July 30, 2002. All of the advances to Everett Dobson, Dobson Ranch, LLC and Dobson CC Limited Partnership are unsecured, non-interest bearing, do not provide for any scheduled repayments and do not have a stated maturity date.

      In February 2000, one of our directors and certain of our executive officers exercised options previously granted to purchase shares of our old Class B and Class C common stock, which included options granted under our stock option plan. The shares purchased upon these exercises were equivalent to an aggregate of 731,826 shares of our Class A common stock. The weighted average exercise price for these shares was $1.71 per share of Class A common stock equivalent, or an aggregate exercise price of $1.3 million, of which approximately $1.1 million was paid by giving us promissory notes executed by the option holders. In addition, from time to time since February 2000, certain of our executive officers and directors have further exercised options to purchase shares of our Class A common stock and have paid all or a part of the exercise prices of the options by issuing their respective promissory notes. Further, from time to time until July 2002, we made cash advances to certain of our executive officers and directors. No such cash advances have been made since July 2002.

      On December 17, 2001, our Board of Directors approved our making loans to eleven of our employees, including four of our executive officers. The aggregate amount of the loans was $8.6 million and the portion attributable to our executive officers was an aggregate of $6.7 million, as follows:

Name	Amount

Douglas B. Stephens	$710,605
Bruce R. Knooihuizen	5,050,866
R. Thomas Morgan	597,808
Richard D. Sewell, Jr.	346,659

      The loans refinanced outstanding balances of advances made by us to our employees. The proceeds of these advances had been used for various purposes including, without limitation, payment of the exercise price of exercised stock options. In addition, these loans refinanced indebtedness which certain of these employees owed to a bank. The proceeds of the bank loans had been used primarily to satisfy income tax liability incurred by the borrowers as a result of option exercises.

      The following table reflects the principal amount of indebtedness owed to us by our directors and executive officers under these loans at January 1, 2002 and at December 31, 2002, but does not reflect accrued interest. No additional amounts were advanced to these persons by us at any time during 2002.

		Largest principal
	Principal balance	amount outstanding	Principal balance
Executive Officer	at January 1, 2002	during 2002	at December 31, 2002

Douglas B. Stephens	$710,605	$710,605	$710,605
Vice President and Chief Operating Officer
Bruce R. Knooihuizen	5,050,866	5,050,866	5,050,866
Executive Vice President and Chief Financial Officer
R. Thomas Morgan	597,808	597,808	597,808
Vice President and Chief Information Officer
Richard D. Sewell, Jr.	346,659	346,659	346,659
Treasurer

      Each loan matures on December 16, 2003, bears interest at an annual rate of 2.48% payable at maturity, and is secured by shares of our common stock owned by the borrowers on December 17, 2001 that had been acquired through the exercise of stock options granted by us.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our Class A common stock to file certain reports with the Securities and Exchange Commission concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10% stockholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2002, all Section 16(a) filing requirements were met.

Stockholder Proposals for 2004

      Our 2004 Annual Meeting of Stockholders is expected to be held on or about June 20, 2004, and proxy materials in connection with that meeting are expected to be mailed on or about May 14, 2004. In order to be included in our proxy materials for our 2004 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before January 15, 2004.

      Any such proposal should be addressed to the Secretary, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City 73134. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our annual meeting of stockholders to be held in 2004 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested.

      In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, a shareholder must give notice to us prior to April 28, 2004 of any proposal which such stockholder intends to raise at the 2004 Annual Meeting. If we receive notice of such proposal on or after March 30, 2004, under Rule 14a-4, the persons named in the proxy solicited by our Board of Directors for our 2004 Annual Meeting may exercise discretionary voting with respect to such proposal.

General

      We know of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

      It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

By Order of the Board of Directors

/s/ STEPHEN T. DOBSON
STEPHEN T. DOBSON
Secretary

Oklahoma City, Oklahoma

May 14, 2003

Appendix A

DOBSON COMMUNICATIONS CORPORATION

AUDIT COMMITTEE CHARTER

Adopted November 1, 2002

      The Audit Committee of Dobson Communications Corporation (the “Company”) is appointed by its Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, the qualification, independence and performance of the Company’s internal and external auditors, and (4) the performance of the Company’s internal audit function.

      The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of any accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work, including resolution of disagreements between management and such accounting firm (the “independent auditor”) regarding financial reporting.

      The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ, and at least one member shall have, through education and experience, sufficient financial expertise to qualify as a “financial expert” as defined by the Securities Exchange Commission.

      The members of the Audit Committee shall be appointed by the Board. Other than in a member’s capacity as a member of the Audit Committee, the Board of Directors or another Board committee, a member of the Audit Committee shall not (i) accept any consulting, advisory or other compensatory fee from the Company; nor (ii) be an affiliated person of the Company or any of its subsidiaries.

      The Audit Committee shall have the authority to retain, at the Company’s expense, independent legal, accounting or other consultants to advise the Committee, as it determines necessary to carry out its duties. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Audit Committee shall make regular reports to the Board.

      The Audit Committee shall at least annually, unless otherwise specified:

1. Review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

4. Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

5. Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Appoint an accounting firm to serve as the Company’s independent auditor for the purpose of preparing or issuing an audit report or related work, which independent auditor shall report directly to, and is ultimately accountable to, the Audit Committee.

8. Determine appropriate funding for payment of compensation to the Company’s independent auditor, and any consultants, including independent legal counsel, employed by the Audit Committee. The Audit Committee shall have the authority to effect payment of compensation to be paid to the Company’s independent auditor and to any consultants the Committee retains.

9. Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and if determined necessary or appropriate by the Audit Committee, take appropriate action to satisfy itself of the independence of the auditor.

10. Evaluate the performance of the independent auditor and, if so determined necessary or appropriate by the Audit Committee, replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management’s responses.

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17. Review with the independent auditor (i) the auditor’s report to the Audit Committee pursuant to Section 10A(k) of the Securities Exchange Act of 1934 relating to an audit conducted for the Company, including any problems or difficulties that auditor may have encountered and (ii) any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

(a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b) Any changes required in the planned scope of the internal audit.

(c) The internal audit department responsibilities, budget and staffing.

18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

19. Recommend to the Board a code of ethics for senior financial officers.

20. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

21. Review with the Company’s general counsel and its outside counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

22. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

23. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. Such procedures must be designed to ensure that the Audit Committee receives information regarding any such complaints or concerns.

24. Recommend to the Board guidelines for the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account.

25. Pre-approve all audit and non-audit services to be provided to the Company by the Company’s auditor; provided that the Committee may establish guidelines for (i) the delegation of authority for pre-approval to a single member of the Committee and/or (ii) establishing a de minimus exception in accordance with applicable laws and regulations.

26. Establish guidelines for the retention of the independent auditor for any non-audit service. Under the Charter, the following non-audit services may not be performed by the Auditor contemporaneously with the audit services.

          Prohibited Non-Audit Services

(a) Bookkeeping or other services related to the accounting records or financial statements of the Company;

(b) Financial information systems design and implementation;

(c) Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

(d) Actuarial services;

(e) Internal audit outsourcing services;

(f) Management functions or human resources;

(g) Broker or dealer, investment adviser, or investment banking services;

(h) Legal services and expert services unrelated to the audit; and

(i) Any other service that the Audit Committee determines is impermissible.

27. Review and approve all related-party transactions.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor (except as otherwise set forth herein) or to assure compliance with laws and regulations.

PROXY
DOBSON COMMUNICATIONS CORPORATION
14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Ronald L. Ripley and Bruce R. Knooihuizen, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Dobson Communications Corporation, an Oklahoma corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 20, 2003, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

A    ☒    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.    Election of Directors

☐ FOR ALL NOMINEES LISTED TO RIGHT	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: Everett R. Dobson Russell L. Dobson Stephen T. Dobson

     INSTRUCTION: to withhold authority to vote for any nominee, write that nominee’s name on the line provided below.

2. To ratify the appointment of KPMG LLP as Independent Auditors for the Company for the year ending December 31, 2003.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

3. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

SIGNATURE

SIGNATURE

DATED	, 2003

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.